Exhibit 10.15

            , 201

Dear                     ,

As you know, as an employee of                      (the “Company”) you are entitled to participate in the Senior Management Severance Pay Plan under the PFGC, Inc. (formerly Vistar Management, Inc.) Employee Benefits Plan (the “Severance Plan”). Under the Severance Plan, you are eligible to receive certain severance benefits in the event you incur a qualifying “termination of employment” (as defined in the Severance Plan). The terms and conditions of the Severance Plan applicable to you will be modified as follows:

•	The severance pay for which you are eligible will be (i) a benefit of 52 weeks base pay (as defined in the Severance Plan) and (ii) a pro-rata portion of the annual bonus, if any, that you would have been entitled to receive, if such qualifying “termination of employment” had not occurred, based on the Company’s achievement of the applicable performance targets, in respect of the year of such termination, multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during the fiscal year of such termination, and the denominator of which is 365, payable at such time as annual bonuses are paid to other executives of the Company, but no later than two and one-half (2-1/2) months after the last day of the performance year to which such bonus relates.

•	A resignation by you for “Good Reason” shall constitute a qualifying termination of employment under the Severance Plan and may entitle you to severance pay benefits. “Good Reason” means (a) a diminution in your base salary or annual bonus opportunity; (b) any material diminution in your authority, duties or responsibilities; (c) failure of the Company or its subsidiaries to pay or cause to be paid your base salary or annual bonus, when due; or (d) relocation of your principal place of employment more than 50 miles from the Richmond, Virginia metropolitan area; provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that Good Reason will cease to exist for an event on the 90th day following its occurrence.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any predecessor entity) regarding your eligibility for severance payments and benefits. Except as modified by this letter agreement, the terms of the Severance Plan will remain in effect and apply to you. If you agree with the severance arrangements in this letter, please sign the letter below and return it to Carol Price, Senior Vice President, Chief Human Resources Officer at Performance Food Group, Inc.

If you have any questions regarding these severance payments and benefits you should contact Carol Price at 804-484-3577.

Sincerely,

Carol Price
Senior Vice President, Chief Human Resources Officer

Agreed and acknowledged as of this day of , 201 .